Exhibit 10.1

LEGACY BUSINESS BILL OF SALE,

ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of December 20, 2019 , by and between and generation hemp, inc. (formerly known as Home Treasure Finders, Inc.), a Colorado corporation (“Assignor”), and corey wiegand, an individual (“Assignee”).

Preliminary Statements

1.       Stock Purchase Agreement. This Agreement is being executed in connection with that certain Stock Purchase Agreement, dated as of August 15, 2019 (as amended, the “Stock Purchase Agreement”)., by and between Assignor, HMTF Merger Sub Inc., (the “Buyer”), Energy Hunter Resources, Inc., (“EHR”), certain stockholders of EHR (the “Sellers”) and Gary C. Evans (the “Sellers’ Representative”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Stock Purchase Agreement.

2.       Right to Purchase Legacy Business. Under Section 6.1(d) of the Stock Purchase Agreement, Assignee was granted the right to purchase the Legacy Business from the Assignor for $160,000 (“Legacy Business Price”).

3.       Legacy Business. The Legacy Business for purposes of this Agreement means the real estate sales and property management business described in Item 1. Description of Business contained in the Assignee’s annual report on Form 10-K for fiscal year ended December 31, 2018, as filed with the SEC, and all related intangible property, telephone and cell phone lines, Legacy Business business records, sales training materials, copyrights, trademarks, and trade names currently in use in connection with the Legacy Business. The Legacy Business shall also include (a) any leased or licensed properties and assets; (b) any services, contracts, instruments, or agreements for services used or related to the performance of the Legacy Business and (c) all contract rights, accounts receivable and available cash in any Legacy Business bank accounts. For the avoidance of doubt, the Legacy Business shall not include (i) the commercial real estate related to the cannabis or hemp business, (ii) any real property, (iii) or any Personal Property, in each case owned by the Company, other than to the extent Personal Property under clause (iii) is primarily used in connection with, or required for, the Legacy Business, (iv) any accounts, accounts receivable, bank accounts, or cash on deposit in such bank accounts related to the commercial real estate related to the cannabis or hemp business (which shall include the checking account of the the Assignor at FirstBank in Denver, Colorado), or (v) any business records related to the commercial real estate related to the cannabis or hemp business.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement and the Stock Purchase Agreement, the parties hereto agree as follows:

1.       Transfer of Assets and Liabilities. On and subject to the terms and conditions set forth in the Stock Purchase Agreement, effective as of 12:01 A.M. on December 1, 2019, (the “Effective Date”), Assignor hereby grants, sells, transfers and assigns to Assignee, its successors and assigns, all of Assignor’s right, title and interest in and to the Legacy Business (as defined above) used in connection with the Legacy Business and the other activities incidental thereto.

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2.       Assignment and Assumption. On and subject to the terms and conditions set forth in the Stock Purchase Agreement, as of the Effective Date, Assignor hereby assigns, conveys and transfers to Assignee, and Assignee hereby accepts and assumes, only those rights, obligations and liabilities of Assignor used in connection with the Legacy Business. Schedule 1 hereto sets forth the assigned assets and the assigned liabilities.

3.       Alternative Consideration. At the sole option of the Assignee, Assignee shall have the right to redeem a portion of Assignee’s common stock ownership in Assignor as consideration for the Legacy Business, in lieu of paying to Assignor the Legacy Business Price in immediately available funds. Assignee would be required to redeem ownership equivalent to 432,432 shares of common stock of the Assignor to satisfy the required payment of the Legacy Business Price. To the extent that the Assignee utilizes alternative consideration, as set forth in the Stock Purchase Agreement, the shares utilized shall be returned to treasury and re-issued on a pro rata basis to their ownership interests to the shareholders of record of the Parent as of the day immediately preceding the date of Closing other than the Assignee.

4.       Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

5.       Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of laws principles.

6.       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document with the same effect as if such signatures were on the same page. Signatures received via facsimile or other electronic transmission shall be accepted as originals.

7.       Stock Purchase Agreement Controls. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Stock Purchase Agreement, other than the definition of Legacy Business, the terms of the Stock Purchase Agreement shall govern and control.

7.       No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

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8.       Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement, and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

9.       Amendment. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument duly executed on behalf of each party hereto by its duly authorized officer or employee (or other authorized person).

10.       Descriptive Headings. The division of this Agreement into sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Agreement as of the date first above written.

ASSIGNOR:

GENERATION HEMP, INC.

By: /s/ Gary C. Evans

Name: Gary C. Evans

Title: Authorized Signatory

ASSIGNEE:

COREY WIEGAND, an Individual

By: _/s/ Corey Wiegand_____
 Name: Corey Wiegand

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